Exhibit 99.1
ASSURANCEAMERICA CORPORATION Announces Significant Increase in July 2006 Unaudited Pre-tax Earnings over July 2005
ATLANTA—(BUSINESS WIRE)—August 29, 2006—Atlanta based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM), today announced its unaudited financial results for July 2006 and the seven months ended July 31, 2006.
Revenues for the month of July 2006 increased 37% to $4.2 million, compared to $3.1 million for the same month of 2005. Pretax earnings increased 904% for July 2006 to $384,000, compared to $38,000 in July 2005.
Revenues for the seven months of 2006 increased 71% to $32.7 million, compared with $19.1 million for the same period of 2005. The Company increased pretax earnings 83% for the first seven months of 2006 to $2.1 million, compared with $1.1 million in the same period last year.
Net income for the month of July increased 624% to $277,000, compared with $38,000 in the same period of 2005. Net income for the first seven months increased 226% to $1.4 million, compared with $1.1 million for the same period of 2005. Net income in 2005 reflected no provision for income taxes as the Company was able to fully utilize net operating tax loss carry forwards.
Gross Premiums Produced (a non-GAAP financial measure), which includes gross written premium in the Carrier/MGA’s underwriting operations plus premiums for policies sold in the retail Agency subsidiary, increased 29% from $8.7 million in July 2005 to $11.2 million in July 2006. Gross Premiums Produced were $93.2 million for the seven months ended July 31, 2006, compared with $60.8 million for the same period of 2005. Gross Premiums Produced is used by management as the primary measure of the underlying growth of the Company’s revenue streams from period to period.
In announcing July’s and year-to-date results, Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica Corporation said, “We are pleased our Company has again shown consistency; that is, seven consecutive months of growth on the top and bottom lines in 2006 compared to the same seven months in 2005. We are confident our shareholders will feel as pleased with the increases as we are.”
AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Alabama, Florida, Georgia, South Carolina, and Texas. Its principal operating subsidiaries are TrustWay Insurance Agencies, LLC (“Agency”), which sells personal automobile insurance policies through its 50 retail agencies, AssuranceAmerica Managing General Agency, LLC (“MGA”), and AssuranceAmerica Insurance Company (“Carrier”).
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company’s filings with the U.S. Securities Exchange Commission (SEC). Historical results are not indicative of future performance.
Contacts
AssuranceAmerica Corporation, Atlanta
Renee A. Pinczes, 770-952-0200 Ext. 105
Fax: 770-984-0173
rpinczes@aainsco.com